                                                                     Exhibit 4.1

                                  GENCORP INC.
                             1997 STOCK OPTION PLAN

            As Approved by the Board of Directors on January 20, 1997
                                       and
                 Approved by the Shareholders on March 26, 1997
                                       and
          Amended by the Organization and Compensation Committee of the
                      Board of Directors on March 26, 1997

                     1. ESTABLISHMENT, PURPOSE AND DURATION
                        -----------------------------------

         1.1 ESTABLISHMENT: GenCorp Inc. hereby establishes a stock option plan with stock appreciation rights as set forth herein, which will be called the "1997 Stock Option Plan."

         1.2 PURPOSE: The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to the interests of the Company's shareholders and providing to Participants an incentive to outstanding performance. The Plan also is intended to provide to the Company flexibility in its ability to hire, motivate and retain the services of Participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company's business.

         1.3 EFFECTIVE DATE: The Plan will become effective when approved by the Directors and the Company's shareholders.

         1.4 DURATION OF PLAN: The Plan will commence on the Effective Date and, except as otherwise expressly provided herein, will remain in effect for an initial period of five (5) years beginning on the Effective Date and thereafter until all rights under Awards granted during such initial period have been exercised or have expired, lapsed, been cancelled or otherwise terminated.

                        2. DEFINITIONS AND INTERPRETATION
                           ------------------------------


         2.1 DEFINITIONS: Whenever used in the Plan, the following words shall have the meanings set forth in this Section 2.1 and, when such meaning is intended, the initial letter of the word will be capitalized:

                  (a) AWARD: Each grant of an Option and/or SAR under this Plan.

                  (b) BENEFICIARY: The person who (i) a Participant designates as provided in Section 8.1 and, upon the Participant's death, will succeed to the Participant's rights under an Award or (ii), if either the Participant has failed to designate such person or the person so designated has predeceased the Participant, succeeds to the Participant's rights and interests by will or the laws of descent and distribution.

                  (c) CODE: The Internal Revenue Code of 1986.

                  (d) COMMITTEE: The Organization and Compensation Committee of the Board or other committee designated by the Directors as provided in
         Section 4.1.

                  (e) COMPANY: GenCorp Inc., an Ohio corporation having its registered offices at 175 Ghent Road, Fairlawn, Ohio 44333-3300.

                  (f) DIRECTOR: A person elected by the Company's shareholders or Directors pursuant to the Company's Articles of Incorporation and Code of Regulations to serve, and serves during the term of this Agreement, as a Director of the Company.

                  (g) DISABILITY: A permanent and total disability, physical or mental, as defined in the GenCorp Long-Term Disability Plan and as determined by the Committee.

                  (h) EFFECTIVE DATE: The day on which the Plan has been approved by the Directors and the Company's shareholders.

                  (i) EMPLOYEE: Each employee (including, without limitation, a Director who also is an employee) of the Company or a Participating Subsidiary, who is not in a bargaining unit represented by a labor organization.

                  (j) INCENTIVE STOCK OPTION: An Option granted under the Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                  (k) MARKET VALUE: The closing price for Shares as reported in the New York Stock Exchange Composite Transactions in the WALL STREET JOURNAL or similar publication selected by the Committee for the relevant date if Shares were traded on such day or, if none were then traded, the last prior day on which Shares were so traded.

                  (l) NON-QUALIFIED STOCK OPTION: An Option granted under the Plan that is not an Incentive Stock Option.

                  (m) OPTION: The right to buy Shares pursuant to an Award granted under the Plan.

                  (n) OPTION PRICE: The Market Value of Shares subject to an Option or SAR on the date the Option or SAR is granted.

                  (o) PARTICIPANT: An Employee to whom the Committee grants an Award under the Plan.

                  (p) PARTICIPATING SUBSIDIARY: Any domestic or Canadian corporation in which the Company owns directly, or indirectly through a subsidiary, at least fifty percent (50%) of the total combined voting power of all classes of stock and whose directors adopt and ratify the Plan.

                  (q) PLAN: The Company's 1997 Stock Option Plan as described in this document.

                  (r) SAR: The right pursuant to an Award granted under the Plan to receive a payment equal to the difference between the Option Price of a Share and, if greater, the Market Value thereof on the date that such right is exercised.

                  (s) SHARE: A share of the Company's ten-cent ($0.10) par value common stock.

         2.2 GENDER AND NUMBER: Except as otherwise indicated by the context, any masculine term used herein also includes the feminine; any singular term includes the plural thereof; and any plural term includes the singular thereof.

         2.3 TIME OF EXERCISE: Any action or right specified in the Plan may be taken or exercised at any time and from time to time unless a specific time is designated herein for the taking or exercise thereof.

         2.4 AMENDMENTS: The Plan and each law and/or regulation mentioned herein will be deemed to include each and every amendment thereof.

         2.5 SEVERABILITY: If any provision of the Plan is held illegal or invalid for any reason, the illegal or invalid provision will be severed and, to the extent possible, the remaining provisions of the Plan will be enforced as if such illegal or invalid provision had not been included herein.

                          3. SHARES SUBJECT TO THE PLAN
                             --------------------------

         3.1 NUMBER OF AUTHORIZED SHARES: Subject to adjustment as provided in this Article 3, the total number of Shares which may be issued and sold under this Plan and in respect of which stock appreciation rights may be exercised may not exceed 2,500,000 Shares and may include either authorized but unissued or reacquired Shares.

         3.2 LAPSED AWARDS: If, for any reason, any Option and/or SAR granted hereunder is cancelled, terminates, expires or lapses as to any Shares during the initial five-year period, such Shares shall be added to the total Shares thereafter available for grant under the Plan and may be included in the Shares subject to Awards thereafter granted hereunder.

         3.3 ADJUSTMENTS: Other provisions hereof notwithstanding, the Committee may make or provide for such adjustments in either the Option Price of Shares or the number of Shares available for and/or covered by Awards as the Committee, in its sole discretion, may determine is equitably required as the result of (i) any change in the number of Shares outstanding or the number or kind of any other of the Company's securities into which Shares have been changed or for which they have been exchanged, (ii) any reorganization or change in the Company's capital structure, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. However, no such adjustment will be made upon or due to the conversion of any or all of the Company's outstanding debentures into Shares.

         3.4 LIMITATION ON DILUTION: The Company will purchase Shares in the open market or otherwise, using proceeds received from the exercise of Options under this Plan, or other funds as required, to ensure that the aggregate of Shares issued and outstanding as the result of the exercise of Awards under the 1993 Stock Option Plan and this 1997 Stock Option Plan shall not exceed 10% of the total number of Shares of Common Stock of the Company at the time outstanding.

                                4. ADMINISTRATION
                                   --------------

         4.1 COMMITTEE: The Committee (or any other committee of not less than three (3) Directors, which the Directors may appoint) will administer the Plan. No member of the Committee may be an Employee. No member of the Committee may receive an Award under the Plan, and except as may be permitted by Rule 16b-3 under the Securities Exchange Act of 1934, no member of the Committee (i) can receive an Award under any similar plan of the Company or any Participating Subsidiary while serving on the Committee or (ii) shall have received an Award at any time within one (1) year before the first day of his service on the Committee.

         4.2 POWER OF THE COMMITTEE: The Committee will have full authority and power to (i) determine the Participants to whom and the times at which Awards may be granted hereunder, the number of Shares included in Awards, and the terms and conditions of Awards consistent with the Plan; (ii) interpret and construe the Plan, any Award, Option and SAR granted hereunder and any agreement or instrument entered into under the Plan; (iii) establish, amend and/or waive rules and regulations for the Plan's administration; and (iv) subject to Article 12, amend the terms and conditions of any outstanding Award, Option and SAR and any other agreement or instrument entered into under the Plan to the extent such amendment is within the Committee's discretion as provided in the Plan; provided, however, that the Committee shall have no authority or discretion to reduce the Option Price of any outstanding Award, Option or SAR except pursuant to Section 3.3.

         4.3 COMMITTEE DECISIONS: The Committee will make all determinations and decisions hereunder by not less than a majority of its members. The Committee may act or take action by written instrument or vote at a meeting convened after reasonable notice, whether conducted by telephone or otherwise. The Committee's determinations and decisions hereunder, and related orders or resolutions of the Directors, will be final, binding and conclusive on all persons, including the Company, its shareholders, Participating Subsidiaries, employees, Participants and Beneficiaries.

         4.4 DELEGATION: The Committee may delegate any authority or power conferred to it under the Plan, except the powers specified in Section 5.1,
Section 5.2, Section 6.4 and Section 6.5, as and to the extent permitted by law.

                        5. ELIGIBILITY AND PARTICIPATION
                           -----------------------------

         5.1 ELIGIBILITY: Subject to the provisions of the Plan, the Committee may select from all eligible Employees those to whom an Award will be granted.

         5.2 PARTICIPATION: The Committee will designate the Employees who are eligible to participate in the Plan, each Employee to whom an Award will be granted, the number of Shares to be included in each Award, the time at which an Award will be granted and the terms and conditions of each Award.

         5.3 LIMITATIONS: No Employee will have any right by reason of his employment, service, or office to receive an Award under the Plan. Nothing herein nor the grant of an Award shall be deemed to confer to any Participant any right to continue in the Company's employ or limit the Company's right to terminate any Participant's employment.

                            6. STOCK OPTIONS AND SARS
                               ----------------------

         6.1 GRANT: During the period of five (5) years beginning on the Effective Date and subject to all provisions of the Plan, the Committee may grant Awards to Participants in the form of an Option and/or SAR, and in respect of the same or different Shares; provided that, if an Option and SAR are granted in respect of the same Shares, rights thereunder may be exercised under either the Option or the SAR (but not both the Option and SAR) in respect of the same Shares.

         6.2 FORM: Each Option and SAR will be in writing which specifies the number of Shares subject thereto, the Option Price, the duration thereof and such other provisions not inconsistent with the express terms of the Plan, as the Committee determines.

         6.3 OPTION PRICE: The Option Price for each Share subject to an Option and/or SAR will be equal to the Market Value of a Share specified in U.S. Dollars on the date that the Option or SAR is granted.

         6.4 DURATION: Each Option and SAR will expire at such time as the Committee determines; provided that (i) an Option and SAR granted in respect of the same Shares will be granted and expire concurrently and (ii) no Option or SAR may be exercised after the end of the ten (10) year period commencing on the date of the grant thereof.

         6.5 EXERCISE: Options and SARs granted hereunder may be exercisable at such times and subject to such restrictions and conditions as the Committee may determine, which need not be the same for each Option, SAR or Participant but which will be prescribed in the relevant Option and/or SAR. Except as otherwise provided herein and unless the Committee otherwise determines, an Option and/or SAR will become exercisable incrementally on each exercise date and in the percentage shown in the following schedule:

   Incremental                 Portion of
Portion of Shares              Total Shares                   Exercise Dates
-----------------              ------------                   --------------

   (a)        25%                    25%                      181 days after the date of the grant.

   (b)        25%                    50%                      First anniversary of the grant date.

   (c)        25%                    75%                      Second anniversary of the grant date.

   (d)        25%                   100%                      Third anniversary of the grant date.

         6.6 SPECIAL RULE FOR INCENTIVE STOCK OPTIONS: With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code.

         6.7 EXERCISE AND PAYMENT: Rights under an Option and/or SAR may be exercised in respect of Shares only after the exercise dates specified in accordance with Section 6.5, and, as to Incentive Stock Options, only in compliance with Section 6.6, and except as the Committee otherwise may determine, must be exercised in the following manner:

                  (a) WRITTEN NOTICE: The Participant must deliver to the Company's Secretary written notice of exercise, which sets forth the number of Shares in respect of which the Option or SAR is to be exercised and which must be not less than one hundred (100) Shares unless the number of Shares then subject thereto is less than one hundred.

                  (b) PAYMENT: The notice of exercise of an Option must be accompanied by full payment of the Option Price for the Shares in full in either (i) cash (U.S. Dollars) or its equivalent or (ii) other form of consideration (including, without limitation, cash,

         GenCorp securities or other property or any combination thereof) as the Committee may determine.

         6.8 DELIVERY AND PAYMENT: As soon as practical after exercise of an Option or SAR as provided in Section 6.7, the Company will (i) deliver to the Participant a certificate for the Shares purchased under such Option or (ii) pay to the Participant an amount equal to the difference between the Option Prices for the Shares subject to such SAR and specified in the notice and, if greater, the Market Value thereof on the date of exercise. The Company will make all payments under an SAR in Shares unless the Committee otherwise determines; provided that no certificate will be issued in respect of less than a whole Share and payment for less than a whole Share will be in cash.

         6.9 RESTRICTIONS ON SHARE TRANSFER: The Committee may impose any restriction on transfer of Shares acquired pursuant to an Option, as it deems advisable, including, without limitation, restrictions under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and any blue sky or state securities laws applicable to such Shares.

                                 7. WITHHOLDING
                                    -----------

         7.1 TAX WITHHOLDING: The Company will have the power and the right to deduct and withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise of right, or payment made under or as a result of this Plan.

         7.2 SHARE WITHHOLDING: Unless the Committee otherwise determines, Participants may elect to satisfy, in whole or in part, any tax-withholding requirement resulting from exercise of an Option or SAR or other taxable event hereunder by having the Company withhold Shares having a Market Value on the relevant date equal to the maximum amount of such withholding requirement.

                           8. BENEFICIARY DESIGNATION
                              -----------------------

         8.1 DESIGNATION: A Participant may name any Beneficiary (contingently or successively) to whom any benefit under an Option or SAR is to be paid if the Participant dies before receiving such benefit. Absent such designation, any benefit which is due but not paid to a Participant under an Option or SAR during his lifetime will be payable to the Participant's estate.

         8.2 EFFECTIVENESS: The designation of a Beneficiary will be effective only when the Participant designates his Beneficiary in the form prescribed by the Company and delivers it to the Company's Secretary during the Participant's lifetime.

         8.3 REVOCATION: The designation of a Beneficiary as herein provided will revoke each prior designation of a Beneficiary by the Participant.


                           9. TRANSFER AND TERMINATION
                              ------------------------

         9.1 NONTRANSFERABILITY: No right under any Option or SAR granted hereunder may be sold, transferred, pledged, assigned, alienated or hypothecated, or otherwise transferred to another person, whether by operation of law or otherwise, except by will, the laws of descent and distribution or a qualified domestic relations order. Further, each Option and SAR granted to a Participant under the Plan will be exercisable solely by the Participant during his lifetime.

         9.2 TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT: If a Participant's employment terminates by reason of death, Disability or retirement, any outstanding Option and/or SAR granted to such Participant will remain in effect during the term therein specified, and the Participant's Beneficiary may exercise any right thereunder which the Participant could have exercised, subject to all conditions thereof; provided that any right under an Option or SAR which has not become exercisable as provided in Section 6.5 prior to the termination of a Participant's employment will lapse automatically upon such termination and may not thereafter be exercised. However, notwithstanding the foregoing, in its sole discretion, the Committee will have the right to permit exercise of any right under an Award, in accordance with the terms of
Section 6.5, which has not otherwise become exercisable as provided in Section 6.5, and subject to such other terms as the Committee deems appropriate.

         9.3 TERMINATION DUE TO OTHER REASONS: If a Participant's employment terminates for any reason, except a reason set forth in Section 9.2, each outstanding Option and SAR granted to him will terminate as of the date on which the Participant's employment terminates, whether or not the Participant's rights thereunder are exercisable. However, in its sole discretion, the Committee will have the right to permit exercise of all or any portion of the Shares subject to any such Option and/or SAR, subject to such terms as the Committee deems appropriate.

                             10. RIGHTS OF EMPLOYEES
                                 -------------------

         10.1. PARTICIPATION: No Employee will have the right to receive an Award under this Plan or, having received an Award, to receive another Award.

         10.2 EMPLOYMENT: Nothing in the Plan (including, without limitation, the grant of an Award) will interfere with or limit the right of the Company or a Participating Subsidiary to terminate any Participant's employment, nor confer to any Participant any right to continue in the employ of the Company or a Participating Subsidiary.

         10.3 TRANSFER: For purposes of the Plan, transfer of a Participant's employment between the Company and a Participating Subsidiary or between Participating Subsidiaries will not be deemed a termination of employment.

         10.4 COMPENSATION: No benefit or other amount paid to a Participant pursuant to the Plan and/or any Option or SAR will be included in the Participant's compensation or earnings for purposes of any pension or other employee benefit plan of the Company or any Participating Subsidiary.

                                  11. DISPUTES
                                      --------

         11.1 DISPUTES: The Committee will have full and exclusive authority to determine all disputes and controversies concerning the interpretation of the Plan and any Option and/or SAR granted hereunder to the fullest extent permitted by law.

         11.2 NOTICE: If any Participant disputes any decision or determination by the Company or any Participating Subsidiary concerning the administration of the Plan or any provision of the Plan or any Option or SAR granted hereunder, the Participant must give written notice to the Committee as to such dispute at least ninety (90) days prior to commencing any lawsuit or legal proceeding in connection therewith. The Participant must give such notice by delivering to the Company's Secretary written notice which identifies the dispute and any provision of the Plan, Option or SAR in question. Such notice will be a condition of each Option and SAR and failure to satisfy such condition will extinguish all rights of the Participant in respect of any Shares subject to the relevant Option or SAR, whether or not exercisable.

         11.3 DECISION: Promptly (but within seventy-five (75) days after notice of dispute), the Committee will review and decide the dispute and give the Participant written notice of its decision. Except as provided in Section 11.4, the Committee's decision will be final and binding on the Company, the Company's shareholders, Participating Subsidiaries, and the Participant (including his Beneficiary).

         11.4 LAWSUIT: A Participant may institute a lawsuit in connection with the Committee's decision involving his rights under an Option or SAR within one hundred and eighty (180) days after receiving the Committee's decision, but such lawsuit will be limited to whether the Committee acted in good faith and its faith and its decision was reasonable under the circumstances and in light of the information available to and considered by the Committee.

                          12. AMENDMENT AND TERMINATION
                              -------------------------

         12.1 AMENDMENT AND TERMINATION: With the approval of the Directors, the Committee may amend, modify or terminate the Plan. However, without the approval of the Company's shareholders (as may be required by the Code, Section 16 of the Securities Exchange Act of 1934, any national securities exchange or system on which the Shares are then listed or reported, or a regulatory body having jurisdiction with respect hereto), no such amendment, modification or termination may:

                  (a) Increase the total number of Shares which may be issued under this Plan, except as provided in Section 3.2 and Section 3.3; or

                  (b) Change the class of Employees eligible to participate in the Plan; or

                  (c) Materially increase the benefits of a Participant under an Option or SAR; or

                  (d) Extend the maximum period after the date of grant during which any Option or SAR may be exercised.

         12.2 LIMITATION: Except as provided in Section 3.3, no amendment, modification or termination of the Plan will adversely affect any Participant's rights under an Option or SAR previously granted under the Plan, without the written consent of the Participant.

                               13. INDEMNIFICATION
                                   ---------------

         13.1 INDEMNITY: The Company will defend and indemnify each person who is or has been a member of the Committee in respect of any claim which is asserted against him and is based on his action or failure to take action under or in connection with the Plan or any agreement related to the Plan; provided that such person gives the Company notice of such claim, cooperates with the Company in defense of such claim, permits the Company to control the defense of such claim prior to his undertaking any defense on his own behalf and confers to the Company full authority to compromise and settle the claim.

         13.2 ADDITIONAL RIGHT: The indemnity provided under Section 13.1 will be in addition to, and not in lieu of, any other right of indemnification to which such person may be entitled under the Company's Code of Regulations, as a matter of law or otherwise, and will not exclude any other power that the Company may have to defend and indemnify him.

                             14. REQUIREMENTS OF LAW
                                 -------------------

         14.1 REQUIREMENTS OF LAW: The granting of Awards and the issuance of Shares under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         14.2 GOVERNING LAW: To the extent not preempted by federal law, the Plan and all Awards hereunder will be governed by and interpreted in accordance with the laws of the State of Ohio.

                                  15. EXECUTION
                                      ---------

         Following approval of the Plan by the Directors and the Company's shareholders, the Company's Chairman and Secretary have signed and executed the Plan as of March 26, 1997, the Effective Date.
                                          GenCorp Inc.

Attest: /s/ Edward R. Dye                 By: /s/ John B. Yasinsky
       ------------------------              -----------------------------
Secretary                                    Chairman